Exhibit 99.2

Abercrombie & Fitch
August 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended August 28, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended August 28, 2010, were $353.7 million, a 14% increase from net sales of $309.5 million for the four-week period ended August 29, 2009. August comparable store sales increased 6%. Total Company direct-to-consumer net merchandise sales increased 43% to $26.5 million. Total Company international net sales, including direct-to-consumer net sales, increased 80% to $50.8 million.
Abercrombie & Fitch comparable store sales increased 9% for the month. Men’s comps were up by a low double digit; women’s comps were up by a high single digit.

Abercrombie & Fitch
August 2010 Sales Release
Call Script
For abercrombie kids, comparable store sales decreased 9% for the month. Guys comps were down by a mid single digit; Girls comps were down by a low double digit. Abercrombie kids sales results for the month reflect a reduction of approximately $3.7 million for the face value of complimentary gift cards issued in stores and redeemable September 1, 2010 through October 2, 2010.
Hollister comparable store sales increased 7% for the month. Dudes comps were up by a low teen; Bettys comps were up by a low single digit.
For the month and from a merchandise classification standpoint across all brands woven shirts, fleece and shorts were stronger categories for men’s while knit tops were weaker. For women’s, woven shirts, dresses and fleece were stronger categories while knit tops were weaker. Across men’s and women’s, denim performed approximately in line with the overall trend of the business.

Abercrombie & Fitch
August 2010 Sales Release
Call Script
Within the month, all weeks had positive comps with week two being the strongest and week one being the least strong. Domestic tourist store likes continued to outperform the chain. The UK continued to comp positively for the month.
For the month and across all brands and channels, average unit retail decreased 15%.
Thank You.

3